EXHIBIT 99.1

Digital Domain Media Group Senior Lenders Agree to Limited Forbearance

PORT ST. LUCIE, Fla., September 5, 2012 — Digital Domain Media Group, Inc. (NYSE: DDMG) (the “Company”) today announced that each of the holders of its six senior secured convertible notes in the aggregate original principal amount of $35 million issued by the Company on May 7, 2012 (collectively, the “Senior Notes”) has agreed to forbear (each, a “Forbearance”) from enforcing its remedies under its Senior Note (and the security and other agreements relating thereto) until such time as it elects to withdraw such Forbearance on not less than 48 hours’ advance notice to the Company.

As previously announced, the Company is continuing to evaluate its alternatives, including (i), in conjunction with the holders of the Senior Notes, a term sheet received from an institutional investor proposing a senior secured debt financing transaction that would potentially refinance the Company’s obligations under the Senior Notes as well as provide operating funds to the Company, and (ii) a term sheet received from a business partner of the Company relating to a significant equity investment in an operating subsidiary of the Company.  There can be no assurance, however, that any transaction, will be consummated, or, if consummated, that any transaction will be on terms satisfactory to the Company. As previously disclosed, an inability to quickly access additional sources of liquidity to fund the Company’s current operating cash needs would materially adversely affect its financial condition and would require it to seek relief or protection from its creditors.

As previously disclosed by the Company in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 4, 2012, each of the holders of the Senior Notes advised the Company on August 21, 2012 that its Senior Note is in default.  In the event that any holder of the Senior Notes withdraws its Forbearance, such holder may elect to pursue all of its available remedies under its Senior Note (and the security and other agreements relating thereto) arising as the result of an Event of Default (as defined in such Senior Note), including, without limitation, foreclosing on the first-priority security interest in all of the personal property of the Company and its subsidiaries held by the Collateral Agent (as defined in such Senior Note) for the benefit of the holders of the Senior Notes.

About Digital Domain Media Group

Digital Domain Media Group (DDMG: NYSE) leverages its expertise in digital visual effects (VFX) and computer-generated (CG) animation across a group of interrelated businesses. At its foundation is Digital Domain Productions (DDPI), an award-winning digital production company founded in 1993. This leading provider of visuals has contributed to more than 90 major motion pictures, including Titanic, the Transformers series, Pirates of the Caribbean: At World’s End and TRON: Legacy, hundreds of commercials, and recently created the virtual likeness of rapper Tupac Shakur for Dr. Dre’s show at the Coachella Valley Music Festival. Mothership, a DDPI subsidiary, focuses on creating advertising, entertainment and branded content from concept to completion, across multiple media platforms. DDMG, its work and its employees have been recognized with numerous awards, including seven from the Academy of Motion Picture Arts and Sciences. The Company is building on its success in VFX to participate as a co-producer in major productions and is currently co-producing the upcoming live-action sci-fi feature film Ender’s Game, as well as virtual likenesses for Elvis Presley to be jointly owned by CORE Media Group and DDMG. DDMG also converts two-dimensional (2D) imagery to three-dimensional (3D) imagery and holds key patents in this area. The Company is also applying its CG expertise to produce original, family-friendly animated feature films at its subsidiary Tradition Studios. The first movie, The Legend of Tembo, is in pre-production and two more features are in development. The Company’s education subsidiary, the Digital Domain Institute, sets a new standard in digital media education through a pioneering public-private partnership with The Florida State University College of Motion Picture Arts. DDMG is expanding its worldwide footprint of the highest quality visual effects and animation at the lowest possible cost through global partnerships in India and China. The Company has studios in Los Angeles, San Francisco, Florida and Vancouver and is currently establishing studios in Beijing and Abu Dhabi. http://www.ddmg.co

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include comments about the Company’s plans, prospects, strategies and future performance. They are made on the basis of our management’s current expectations and beliefs, as well as a number of assumptions regarding future events and business performance as of the time the statements are made. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control. These could cause actual results to differ materially from the results expressed or implied in the forward-looking statements.

Such differences may result from actions taken by the Company, as well as from developments beyond the Company’s control, including, but not limited to:

•                  price volatility of the Company’s common stock;

•                  changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•                  our dependence on a limited number of large projects each year, and the timing of revenue flows from those projects;

•                  developments in the status of strategic initiatives taken by the Company;

•                  audience acceptance of feature films we may co-produce; and

•                  rapid technological developments, including new forms of entertainment.

Further information on these and other factors and risks that could affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. These documents are available on the SEC Filings subsection of the Investors section of the Company’s website at: http://www.ddmg.co.

Information on our website is not part of this press release. All information provided in this press release is as of September 5, 2012, and the Company undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.